NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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R. R. Donnelley & Sons Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2004	ANNUAL MEETING OF STOCKHOLDERS
Meeting Notice
Proxy Statement

R.R. DONNELLEY & SONS COMPANY

77 West Wacker Drive
Chicago, Illinois 60601-1696

Your vote counts. Please take a moment to read the information and instructions inside.

2004 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

The Westin O’Hare

6100 River Road

Rosemont, Illinois 60611

WHEN

Wednesday, April 14, 2004 at

11:00 a.m. Chicago time

WHY

•	To elect five directors

•	To vote on a stockholder proposal regarding the sale of the company

•	To vote on a stockholder proposal regarding the establishment of a policy of expensing costs of options

•	To conduct any other business if properly raised

RECORD DATE

The close of business on March 1, 2004

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you can vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 11. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on March 1, 2004, you are invited to attend, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors

Theodore J. Theophilos

Secretary

March 12, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

March 12, 2004

This proxy statement is issued in connection with the 2004 Annual Meeting of Stockholders scheduled for April 14, 2004. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about March 12, 2004.

Proposals

Proposal 1: Election of Directors

The company’s Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. Therefore, at the meeting stockholders will vote to elect five directors of Class 1. In accordance with the terms of the combination agreement between the company and Moore Wallace Incorporated (“Moore Wallace”) dated November 8, 2003 (the “Combination Agreement”), each of Messrs. Angelson, Cummings and Eckert was appointed to the board effective February 27, 2004 and has been nominated at the recommendation of the boards of directors of both the company and Moore Wallace. In the following descriptions, director service includes service as a director of Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc. Our nominees for director are:

Mark A. Angelson

Chief executive officer of the company since February 27, 2004; chief executive officer of Moore Wallace January 2003-February 2004; non-executive chairman of the board of Moore and lead independent director from November 2001 through December 2002. Deputy chairman of Chancery Lane Capital LLC, a private equity investment firm, from December 1999 through January 2002. Various executive capacities at Big Flower Holdings, Inc., a printing, advertising and marketing services company, and its successor, Vertis Holdings, Inc., including as executive deputy chairman, from March 1996 until March 2001

Committees: Executive

Age: 53

Director since: 2001

Robert F. Cummings, Jr.

Retired from the Goldman Sachs Group, Inc., an investment bank, at the end of 2001 after more than 28 years with the firm. Currently a senior advisor to GSC Partners, a private investment firm

Directorships: Axiohm Transaction Solutions, Inc.; Precision Partners, Inc.; Viasystems Corporation

Committees: Corporate Responsibility & Governance; Human Resources

Age: 54

Director since: 2003

Alfred C. Eckert III

Chairman and chief executive officer of GSCP (NJ), Inc., a private investment firm; chairman of the board of Moore Wallace from January 2003 through February 2004

Directorships: Regal Entertainment Group

Committees: Executive

Age: 55

Director since: 2000

Oliver R. Sockwell

President and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987-1997 (retired)

Directorships: Liz Claiborne, Inc.

Committees: Corporate Responsibility & Governance

Age: 60

Director since: 1997

Stephen M. Wolf

Chairman of board of directors of the company; Managing partner of Alpilles, LLC, a private investment company, 2003-present; non-executive chairman of US Airways Group, Inc.*, an air carrier holding company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996-2002; chief executive officer of US Airways

Group, Inc. and US Airways, Inc., 1996-1998, 2001-2002

Directorships: Altria Group, Inc.

Committees: Executive

Age: 62

Director since: 1995

*	U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

The board recommends that stockholders vote for each of our nominees. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Proposals

Proposal 2: Stockholder Proposal

We have been notified that William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who has provided certification indicating that, as of August 26, 2003, he was the beneficial owner of 3,050 shares of the company’s common stock and that he intends to maintain such ownership through the date of the 2004 Annual Meeting, expects to introduce and support the following proposal at the 2004 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately ..0014% of the total shares of the company’s common stock outstanding.

Resolved, that the shareholders of R.R. Donnelley & Sons Company urge the R.R. Donnelley & Sons Company Board of Directors to arrange for the prompt sale of R.R. Donnelley & Sons Company to the highest bidder.

Statement of Support: The purpose of the Maximize Value Resolution is to give all R.R. Donnelley & Sons Company shareholders the opportunity to send a message to the R.R. Donnelley & Sons Company Board that they support the prompt sale of R.R. Donnelley & Sons Company to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the R.R. Donnelley & Sons Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the R.R. Donnelley & Sons Company Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

The prompt auction of R.R. Donnelley & Sons Company should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies. I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The proposed resolution calls for the prompt sale of the company to the highest bidder in a public auction. A sale of the company is just one alternative that a board can consider in fulfilling its primary duty to maximize stockholder value and protect the interests of all company stockholders. And, even if a sale were to be pursued, a sale through a public auction is just one method that a board could use to maximize value.

Consistent with its fiduciary duties, this board of directors has sought to manage the company’s affairs in a manner it believes to be in the best interests of the company and its stockholders. The board of directors has continuously analyzed the strategic alternatives for the company as part of carrying out its fiduciary obligations. The analysis has included a review of a broad range of information regarding the company’s business, industry, competition, products and services, and on the overall communication needs of customers and prospects, as well as countless other factors that the board must consider in performing its oversight responsibilities. This analysis has considered the results of broad industry and market research, customer input, preparation of detailed financial projections, and review with both industry and financial experts. It is that analysis that led the board to the company’s current strategies, and ultimately to recommend to stockholders the combination of the company with Moore Wallace Incorporated. The board believes that the opportunities presented by the combination are consistent with the best interests of stockholders, as well as customers, suppliers, employees and other constituencies.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2004 Annual Meeting, and entitled to vote on the stockholder proposal on a sale of the company, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposals

Proposal 3: Stockholder Proposal

We have been notified that the United Association S&P 500 Fund, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456, which has provided certification indicating that, as of November 18, 2003, it was the beneficial owner of 7,212 shares of the company’s common stock and that it intends to maintain such ownership through the date of the 2004 Annual Meeting, expects to introduce and support the following proposal at the 2004 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately .0033% of the total shares of the company’s common stock outstanding.

Resolved, that the stockholders of R.R. Donnelley & Sons Company (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

“There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings. . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.s have told their shareholders that options are cost-free. . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?”

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index, based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The stockholder proposal urges the board to establish a policy of expensing in its annual income statement the costs of all future stock option grants. The proposal asserts that this would result in a more accurate presentation of the company’s operational earnings. The board shares the proponent’s interest in providing

Proposals

the company’s current and prospective stockholders with the most accurate presentation possible of the company’s operational earnings. However, we continue to believe that it would not be in our stockholders’ best interests to change our accounting treatment of stock options at this time, although we will continue to evaluate this approach in light of ongoing developments and industry actions. A substantially similar stockholder proposal on option expensing was considered at last year’s annual meeting and rejected by the stockholders.

First, the company intends to continue, as it always has, to comply in full with all applicable accounting regulations. In October 2003, the Financial Accounting Standards Board (FASB) decided that expensing of options would become mandatory beginning in 2005. FASB is expected to issue final rules on stock option expensing in the second half of 2004. This issue is also, however, under consideration by other regulatory bodies, including Congress, the Securities and Exchange Commission (SEC) and the International Accounting Standards Board. While it is unclear how these bodies will ultimately resolve this issue, both the House and the Senate have introduced bills seeking to bar the SEC from recognizing any new accounting standards related to stock options for three years and limiting mandatory expensing of stock options to grants to the top-five compensated executive officers of large companies. Given this uncertainty, the board believes at this time that the best approach is to await the final determination of these authorities rather than change the company’s accounting and reporting practices now and again if any new requirements become effective.

Second, the company already discloses in the footnotes to its annual financial statements the information (i.e., information with respect to the “fair value” of options) that the proposal would require to be included in the income statement itself. Moreover, the company is already required to calculate and report its earnings per share on a diluted basis. In making this calculation, the company is required to assume that all in-the-money options have been exercised. If expensing were also required, the impact of options would be counted twice in the income statement’s calculation of diluted earnings-per-share: first as an increase in the number of shares outstanding and second as a charge against reported earnings.

Third, the board believes that expensing options would not further the goal of providing investors with the most accurate possible presentation of the company’s operational earnings, but could actually distort the picture of the company’s operational earnings provided by its income statement. As there is currently no agreed-upon method of calculating the “fair value” of option grants, any valuation of options would require the company to select what method most accurately reflects the “fair value” of the company’s option grants. Adding a subjective component to the preparation of the company’s income statements would lead to income statements that are arguably less accurate than those that are currently included in the company’s public filings. And to the extent they were based even in part on market price for the company’s stock, the result could be quarter-to-quarter volatility in earnings. Until rules regarding the method of calculating the “fair value” are provided by FASB and other regulatory agencies, it is not in the best interest of the company or stockholders for the company to expense options.

Fourth, adoption of the proposal would make it more difficult for the company’s stockholders and potential stockholders to compare its income statement to those of other companies. As noted above, there is no one accepted method of expensing options. As a result, the cost of options could and likely would be reflected differently in the income statements of different companies. In addition, many companies, including those in the company’s peer group, do not currently expense options. Until uniform rules regarding the method by which options should be expensed are agreed upon, it would be more difficult for stockholders to compare the company’s financial performance with many of its competitors if the company were to expense options at this time.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2004 Annual Meeting, and entitled to vote on the stockholder proposal on expensing options, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote for each share of the company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If you prefer to vote by mail, by telephone or over the Internet and your shares are registered in your name, or if you hold your shares as a participant in the company’s Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, you may do so using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in the company’s Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at midnight the night prior to the Annual Meeting.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares or your shares may not be voted.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to this proxy statement or evidence of your stock ownership with you to the meeting. The ticket will serve as your admission and your authorization to vote in person.

•	Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and either bring the admission ticket attached to this proxy statement or evidence of your stock ownership from your broker.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the secretary of the company.

•	By executing another proxy that bears a later date which is voted at the meeting.

•	By voting by telephone at a later time.

•	By voting over the Internet at a later time.

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy. In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 2004 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting.

Your Proxy Vote

Voting Rules

When voting to elect directors, you have three options:

•	Vote for all five nominees.

•	Vote for only some of the nominees.

•	Withhold authority to vote for all or some nominees.

If a quorum is present at the meeting, the five persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election.

When voting on any other proposals, you again have three options, but different from those pertaining to the election of directors:

•	Vote FOR a given proposal.

•	Vote AGAINST a given proposal.

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Abstaining is the legal equivalent of voting against a proposal. Other than shares held in the company’s Stock Fund or Tax Credit Stock Ownership Plan, non-voted shares will not affect the result. Non-voted shares held in the company’s Stock Fund and Tax Credit Stock Ownership Plan will result in a vote against a proposal.

If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all five nominees for director.

•	AGAINST the stockholder proposal regarding the sale of the company.

•	AGAINST the stockholder proposal regarding the establishment of a policy of expensing the cost of options.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn’t reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $6,500 plus out-of-pocket expenses.

As of the record date, there were 216,678,020 shares of common stock outstanding. This does not include 26,280,338 shares held in the company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

Stock Performance

The graph below compares five-year returns of the company’s common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 1998. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among RR Donnelley, S&P 500 Index and Peer Group*

*	Fiscal Year Ended December 31

	December 31,
	1998	1999	2000	2001	2002	2003
RR Donnelley	$100.00	$58.24	$65.92	$74.81	$56.96	$82.36
Standard & Poor’s 500	100.00	121.04	110.02	96.95	75.52	97.18
Peer Group	100.00	126.87	122.44	116.76	115.71	144.14

RR Donnelley has traditionally provided a broad range of communications services to publishers, retailers, catalog merchants and information providers, among others. Following the combination with Moore Wallace, these services have been expanded to include print management and out-sourced communications services. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. The Value Line indices are those that investment analysts frequently use when comparing the company with other companies. Changes in the peer group from year to year result from companies being added to or deleted from the Value Line publishing group or newspaper group.

Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

Company	Stock Class

Banta Corporation

Bowne & Co. Inc.

Deluxe Corporation

Dow Jones & Company, Inc.

Dun & Bradstreet Corp.

Gannett Co., Inc.

John H. Harland Company

Knight-Ridder, Inc.

Lee Enterprises, Inc.

McClatchy Newspapers, Inc.	A

McGraw-Hill, Inc.

Media General, Inc.	A

Meredith Corporation

News Corp Ltd	ADR

The New York Times Company	A

Penton Media, Inc

Playboy Enterprises, Inc.	B

Pulitzer Publishing Company

The Reader’s Digest Association, Inc.

Reuters Holdings PLC

Scholastic Corporation

The E.W. Scripps Company	A

Tribune Company

The Washington Post Company	B

John Wiley & Sons	A

Company Information

About the Current Directors

The information below describes the directors whose terms continue to run until 2005 or 2006. Information on current directors who are up for election this year is provided earlier under Proposal 1. In accordance with the terms of the Combination Agreement, each of Messrs. Riordan, Pope and Schipper and Ms. Manley was appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of Moore Wallace, Moore and Wallace Computer Services, Inc.

Directors of Class 2 – Terms expire in 2005

Gregory Q. Brown

Executive vice president of Motorola, Inc., a provider of integrated communications and embedded electronic solutions, and president and chief executive officer of Commercial, Government and Industrial Solutions Sector of Motorola, Inc., 2003-present; chairman and chief executive officer of Micromuse Inc., a provider of network diagnostics and service-assurance software, 1999-2002; president of Ameritech Custom Business Services, Ameritech Corporation, a communications services provider, 1996-1999

Directorships: Micromuse Inc.

Committees: Audit

Age: 43

Director since: 2001

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, 1999-2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, 1996-1998

Directorships: Artistic Media Partners, Inc.; Ex’pression Center for New Media

Committees: Corporate Responsibility & Governance; Executive

Age: 59

Director since: 1995

Joan D. Manley

Retired group vice president and retired director of Time Incorporated, a publisher of books and magazines

Directorships: Sara Lee Corporation; Dreyfus Founders Funds

Committees: Audit

Age: 71

Director since: 2002

Michael T. Riordan.

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation

Directorships: The Dial Corporation; Potlatch, Inc.; American Medical Security Group, Inc.

Committees: Corporate Responsibility & Governance; Finance

Age: 53

Director since: 1999

Bide L. Thomas	President of Commonwealth Edison Company, a producer, distributor and seller of electric energy, 1987-1992 (retired) Committees: Audit Age: 68 Director since: 1987

Company Information

Directors of Class 3 – Terms expire in 2006

James R. Donnelley

Partner, Stet & Query Limited Partnership, a private investment partnership, 2000- present; vice chairman of the RR Donnelley board of directors, 1990-2000 (retired)

Directorships: PMP Limited; Sierra Pacific Resources Corp.

Committees: Finance

Age: 68

Director since: 1976

Thomas S. Johnson

Chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, GreenPoint Bank, a New York chartered savings bank, 1993-present

Directorships: GreenPoint Financial Corp.; GreenPoint Bank; Alleghany Corporation;

The Phoenix Companies, Inc.

Committees: Executive; Human Resources

Age: 63

Director since: 1990

John C. Pope

Chairman of PFI Group, LLC (a financial management firm) since 1999; chairman of MotivePower Industries, Inc., a rail equipment maker, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994

Directorships: Air Canada; CNF, Inc.; Dollar Thrifty Automotive Group, Inc.; Federal-Mogul Corp.; Kraft Foods, Inc.; Per Se Technologies, Inc.; Waste Management, Inc.*

Committees: Audit**; Executive

Age: 54

Director since: 1996

Lionel H. Schipper, C.M.

President, Schipper Enterprises Inc., an investment company, and chairman, Fallbrook Holdings Ltd., a private investment firm, since 1981

Directorships: Clairvest Group Inc.; Four Seasons Hotels and Resorts Inc.; H.O. Financial Ltd.

Committees: Executive; Finance; Human Resources

Age: 71

Director since: 2001

Norman H. Wesley

Chairman and chief executive officer of Fortune Brands, Inc., a manufacturer of consumer products, 1999-present; president and chief operating officer of Fortune Brands, Inc., 1999; chairman and chief executive officer of Fortune Brands, Inc. subsidiaries MasterBrand Industries, Inc., a hardware and home improvement company, and ACCO World Corporation, an office product company, 1997-1998; president and chief executive officer of ACCO World Corporation, 1990-1997

Directorships: Fortune Brands, Inc.; Pactiv Corporation

Committees: Finance; Human Resources

Age: 54

Director since: 2001

*	Mr. Pope will resign as a director of Air Canada and Federal-Mogul Corporation upon each such corporation emerging from reorganization proceedings, which is anticipated to occur for each corporation in the latter half of 2004.

**	The board has determined that the simultaneous service by Mr. Pope on the audit committees of 7 companies, including the company, does not impair his ability to serve on the company’s audit committee.

In 2003, the board met 24 times. Each director of the company during 2003 was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member.

Company Information

The Board’s Committees and their Functions

The board has five standing committees, whose names and responsibilities are described below. Each committee operates under a written charter which is reviewed annually and is posted on the company’s web site. The members of each committee are identified in the lists of directors on pages 6, 13 and 14.

Audit Committee — reviews the scope of independent and internal audits and assesses the results. Each January, the committee reviews the results of the independent public accountants’ audit before the earnings report is released publicly. The committee selects, compensates, evaluates and, when appropriate, replaces the independent public accountants for the company. The committee also reviews the company’s financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the company’s codes of conduct. As required by the Audit Committee Charter (attached as Exhibit A), each member of the Audit Committee is independent of the company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The board has determined that Bide L. Thomas, chairman of the committee during 2003, is an “audit committee financial expert” as such term is defined under the federal securities laws. The committee met 7 times in 2003.

Corporate Responsibility & Governance Committee — oversees the company’s employee health and safety, equal employment opportunity and environmental commitments. The committee recommends nominees for election to the board of directors as well as appointees to fill any board vacancy. The committee establishes policies and guidelines concerning board practices and membership, including criteria for membership, committee structure, tenure and conducts board and director performance evaluations.

As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the company. The committee met 4 times in 2003.

Executive Committee — can exercise all of the authority of the full board of directors, except for specific powers delegated to other committees and certain other actions described in the company’s by-laws. The committee did not meet in 2003.

Finance Committee — reviews the company’s financial policies and makes recommendations regarding the company’s financial condition and allocation of funds, including dividend payments. The committee also reviews the performance and management of the company’s Retirement Benefit Plans. The committee met 2 times in 2003.

Human Resources Committee — determines the compensation (including annual salary, bonus and other benefits) of senior officers. As appropriate, the committee also institutes and monitors performance standards for senior officers. The committee recommends new employee benefit plans and changes to stock incentive plans, votes on amendments to the non-stock employee benefit plans and administers all employee benefit plans. It also recommends candidates for election as senior officers. As required by its charter, each member of the Human Resources Committee is independent of the company. The committee met 6 times in 2003.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly-scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All then current members of the board attended the company’s 2003 Annual Meeting.

Company Information

Director Compensation

Directors who are not officers of the company receive the following annual cash fees for their services to the Board:

•	$32,000 for serving as a director.

•	$1,000 for each committee of which they are a member.

•	An additional $4,500 for each committee chairmanship they hold.

•	$1,000 for each board or committee meeting they attend.

•	$1,000 for each non-meeting day the company requests them to spend on committee work.

Non-employee directors may elect to have some or all of their cash fees applied toward the purchase of company common stock at fair market value, issued in the form of ten-year options to purchase the company’s common stock at an exercise price equal to the fair market value of the common stock on the date granted or deferred. Any deferred amounts will, at the director’s election, either earn the same rate of interest as five-year U.S. government bonds or be converted into shares of phantom stock. A director can receive deferred fees, along with the interest or gains earned, in a lump sum or in as many as ten equal annual installments. In either case, payments are made after the director reaches age 65 or leaves the board, whichever comes later.

In addition to the annual cash fees, non-employee directors receive an annual award of phantom stock. The phantom stock is credited as of January 2 each year, with the number of shares determined by dividing 65% of the annual retainer by the fair market value of a share of common stock. Each non-employee director may elect to receive options in lieu of all or part of such phantom stock award.

The 2004 Performance Incentive Plan provides for the board to make an equity award to each non-employee director on the date of each annual meeting of stockholders of the company beginning in 2004.

The award may be in the form of stock options, restricted stock, stock units or stock appreciation rights, provided that the dollar value to a director of any award may not exceed three times the then current annual base cash retainer fee payable to non-employee directors. In determining the dollar value of an award, the board will use the fair market value of a share of the company’s common stock on the date of grant.

To emphasize the importance of stock ownership by directors, the board has established stock ownership guidelines that require directors to acquire and hold over time company stock having a market value of five times the annual base cash retainer paid a director.

Under the retirement plan for directors, which plan does not apply to directors first elected on or after January 1, 2000, each of the current directors who was active as of January 1, 1997 elected to either:

•	Receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement); or

•	Convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

In addition, non-employee directors serving on the board between January 1, 1997 and January 1, 2000 who had less than ten years of service on the board received an annual award of phantom stock. The phantom stock was credited as of January 1 each year, with the number of shares determined by dividing 35% of the director’s annual base cash retainer by the fair market value of a share of common stock. Each non-employee director could elect to receive options in lieu of all or part of such phantom stock award.

As of January 2, 2000, the company ceased to have a retirement program for directors, although benefits previously accrued continue to be paid. The board is reviewing its director compensation program following the combination with Moore Wallace.

Company Information

Corporate Governance

Corporate Governance Principles

The board has adopted a set of Corporate Governance Principles to provide guidelines for the company and the board to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the board any changes to the principles. The full text of the Corporate Governance Principles is available through the Corporate Governance link on the Investor page of the company’s web site at the following address: http://www.rrdonnelley.com.

Code of Ethics

The company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the company. In addition, the company has adopted a Code of Ethics that applies to the chief executive officer and our senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The company encourages all employees, officers and directors to promptly report any violations of any of the company’s policies. In the event that an amendment to, or a waiver from, a provision of the Principles of Ethical Business Conduct or the Code of Ethics that applies to any of the company’s directors, chief executive officer or senior financial officers is necessary, the company intends to post such information on its web site. A copy of our Code of Ethics has been filed with the SEC.

Independence of Directors

The company’s Corporate Governance Principles provide that the board must be composed of a majority of independent directors. No director qualifies as independent unless the board affirmatively determines that the director has no material relationship with the company either directly or as a partner, stockholder or officer of an organization that has a relationship with the company. The board has determined that a majority of non-management directors are independent in accordance with the New York Stock Exchange listing standards. The board has made this determination based on the following standards, in addition to any other relevant facts and circumstances:

•	A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of either the affiliation or the auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the company’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

Company Information

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not company officers, and include directors, if any, who are not “independent” by virtue of a material relationship with the company, any such director’s former status with the company or a family relationship. Executive sessions are led by the chairman of the company. An executive session is held in conjunction with each regularly scheduled board meeting.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the company’s principal executive offices at 77 West Wacker Drive, Chicago, Illinois 60601) and otherwise in accordance with the procedures outlined under “Submitting Stockholder Proposals and Nominations for 2005 Annual Meeting.”

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the committee measures other criteria as it deems appropriate, including the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the board prior to and after the addition of the nominees.

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management or other members of the board. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The board has established procedures for stockholders to communicate with the board. A stockholder may contact the board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the board by writing to their attention at the company’s principal executive offices at 77 West Wacker Drive, Chicago, Illinois 60601. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the company’s Secretary, improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the company or the company’s business or communications that relate to improper or irrelevant topics.

Company Information

The Company’s Largest Stockholders

This table lists all institutions and individuals known to hold more than 5% of the company’s common stock. This information has been obtained from filings with the Securities and Exchange Commission. The percentages shown are based on outstanding shares of common stock as of March 1, 2004, giving effect to the consummation of the combination of the company and Moore Wallace.

Stockholder	Number of Shares	% of Total Outstanding	Investment Authority	Voting Authority
Dodge & Cox One Sansome Street 35th Floor San Francisco, CA 94104	14,801,043	6.83%	Sole, all shares.	Sole, 13,752,597; shared, 154,600; no voting authority, 893,846 shares.

Dodge & Cox is an investment advisor.

This amount reflects the total shares held by clients.

Company Information

Stock Held by Directors and Executive Officers

The table below lists the beneficial ownership of common stock as of February 27, 2004 by all directors and nominees and each of the persons named in the tables under Executive Compensation below, including the company’s executive officers, after giving effect to the consummation of the combination of the company and Moore Wallace. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to April 27, 2004 have been added to the total outstanding shares.

Beneficial Stock Ownership of Directors and Executives

Name	Shares(1)		Restricted Shares(2)		Stock Options Exercisable Prior to 4/27/04		Total Shares	% of Total Outstanding
DIRECTORS
Mark A. Angelson(3)	192,929	(4)	0	(5)	322,119		515,048	*
Gregory Q. Brown	1,037		0		6,873	‡	7,910	*
Robert F. Cummings, Jr.(3)	1,575		0		0		1,575	*
James R. Donnelley	2,973,932	(6)	0		63,473	‡	3,037,405	1.40
Alfred C. Eckert III(3)	23,625	(7)	0		6,300		29,925	*
Judith H. Hamilton	9,139		0		29,814	‡	38,953	*
Thomas S. Johnson	8,564		0		48,897	‡	57,461	*
Joan D. Manley(3)	2,205		0		3,150		5,355	*
John C. Pope(3)	14,802	(8)	0		0		14,802	*
Michael T. Riordan(3)	10,517	(9)	0		0		10,517	*
Lionel H. Schipper, C.M.(3)	20,655	(10)	0		6,300		26,955	*
Oliver R. Sockwell	3,000		0		21,814	‡	24,814	*
Bide L. Thomas	6,779		0		34,021	‡	40,800	*
Norman H. Wesley	3,000	(11)	0		6,873	‡	9,873	*
Stephen M. Wolf	30,000		0		33,814	‡	63,814	*
NAMED EXECUTIVE OFFICERS
Michael B. Allen(12)	693		0		53,100		53,793	*
William L. Davis	339,742	(13)	62,935		2,049,750		2,452,427	1.12
John C. Campanelli	7,085		22,300		164,000		193,385	*
Monica M. Fohrman	28,158		10,000		187,300		225,458	*
Joseph C. Lawler	22,035		35,000		241,600		298,635	*
Robert S. Pyzdrowski(12)	14,938	(14)	25,700		190,800		231,438	*
Gregory A. Stoklosa	10,412		15,000		190,600		216,012	*

Combined totals of directors and executive officers**	3,724,822		170,935		3,660,598		7,556,355	3.43

*	Less than one percent.

**	Totals do not include stock owned by individuals who were not serving as executive officers on December 31, 2003.

‡	Non-employee director stock options.

[1]	Includes interests in shares held through the Donnelley Stock Fund; does not reflect deferred fees for which directors have elected to receive phantom stock of the company and does not include deferred share units issued as compensation for service on the Moore Wallace board which were cashed out upon consummation of the combination of the company and Moore Wallace.

[2]	Subject to limits on sale or transfer, and can be forfeited under certain conditions.

Company Information

[3]	Shares owned are the number of shares of company common stock into which the Moore Wallace shares reported as owned on February 4, 2004 were converted on February 27, 2004 pursuant to the Combination Agreement.

[4]	Includes 140,591 shares owned directly, 52,338 shares owned by the Mark Alan Angelson 1997 Trust, of which Mr. Angelson serves as the trustee and of which Mr. Angelson may be deemed to have beneficial ownership.

[5]	Does not include 310,000 restricted stock units and 300,000 incentive performance units issued to Mr. Angelson on February 27, 2004 pursuant to the terms of his employment agreement described on page 30 because ownership of the units does not confer any right to ownership of the underlying shares.

[6]	Includes 2,122,688 shares for which Mr. Donnelley shares voting and investment authority; does not include 58,695 shares owned by a family member to which beneficial ownership is disclaimed.

[7]	Mr. Eckert is the chairman and chief executive officer of GSCP (NJ) Inc. and as such may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 9,246,112 shares of company common stock beneficially owned by Greenwich Street Capital Partners II, L.P. and related funds.

[8]	Includes 13,227 shares held in trust pursuant to a deferred compensation plan.

[9]	Includes 5,019 shares held in trust pursuant to a deferred compensation plan.

[10]	Includes 15,750 shares held by Fallbrook Holdings Limited, as nominee for Hawk Hill Investments Limited, an entity wholly-owned by Mr. Schipper and the Lionel Schipper Family Trust (of which Mr. Schipper and his spouse are the trustees).

[11]	Does not include 375 shares owned by a family trust to which beneficial ownership is disclaimed.

[12]	Was not serving as an executive officer at December 31, 2003.

[13]	Includes 125,166 stock units held by Mr. Davis, which are payable in stock on March 31, 2004. (See Mr. Davis’ 2001 employment agreement on page 32).

[14]	Does not include 3,925 shares owned by a family member to which beneficial ownership is disclaimed.

Company Information

Executive Compensation

The summary compensation table summarizes the compensation of the company’s chief executive officer and the other persons required to be disclosed who were serving as such at year end 2003, for up to three calendar years in which they served as executive officers.

Summary Compensation Table

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Year	Name and Principal Position	Salary ($)	Bonus ($)	Other ($)		Restricted Stock Awards ($)		Options (#)		LTIP Payouts ($)	All Other Compensation ($)
2003 2002 2001	W.L. Davis Chairman, President and CEO	900,000 900,000 900,000	37,877 0 63,180	114,468 114,017 114,331	(2) (2) (2)	0 0 3,380,781	(3)	393,750 236,000 210,000		3,450,704 0 0	53,361 442,654 442,204	(5)
2003 2002 2001	M.B. Allen(1) Executive VP, Print Solutions	343,750 340,000 321,250	7,916 0 29,801	0 0 0		118,000 0 0	(4)	30,000 0 0	(4)	663,091 0 0	9,054 98,625 95,247	(5)
2003	J. C. Campanelli President, Print Solutions	381,246	8,048	0		0		62,000		479,650	6,551	(5)
2003 2002 2001	M. M. Fohrman Senior VP, General Counsel and Secretary	314,750 294,999 265,000	8,194 0 12,588	0 0 0		188,000 0 0		43,000 0 0		663,091 0 0	3,000 23,482 23,032	(5)
2003 2002 2001	J.C. Lawler Executive VP	411,250 392,500 370,000	3,545 157,523 23,058	0 0 0		0 1,088,500 0		43,000 0 0		663,091 0 0	16,520 85,895 85,545	(5)
2003 2002	R.S. Pyzdrowski(1) President–Solutions Delivery, Print Solutions	338,875 322,374	7,238 53,729	0 0		319,600 0		31,000 0		479,650 0	6,677 66,178	(5)
2003 2002 2001	G.A. Stoklosa Executive VP and CFO	380,000 350,000 350,000	9,783 0 17,652	0 0 0		282,000 0 0		60,000 0 0		900,174 0 0	9,937 62,998 62,549	(5)

[1]	Was not serving as an executive officer at December 31, 2003.

[2]	Includes $40,684, $39,299 and $49,869 for use of the RR Donnelley-owned airplane and automobiles in 2003, 2002 and 2001, respectively.

[3]	Reflects stock units granted pursuant to Mr. Davis’ 2001 employment agreement.

[4]	In connection with the termination of Mr. Allen’s employment, 10,000 of the shares of restricted common stock granted to Mr. Allen in 2003 and the 30,000 options granted to Mr. Allen in 2003 were cancelled as of December 31, 2003.

[5]	Includes premiums paid by RR Donnelley in connection with whole life and disability insurance policies owned by the named executive officers in the following amounts: Mr. Davis, $50,361; Mr. Allen, $6,579; Mr. Campanelli, $3,551; Mr. Lawler, $13,520; Mr. Pyzdrowski, $3,677; and Mr. Stoklosa, $7,347. Also includes an RR Donnelley contribution to each named executive officer’s retirement savings plan account as follows: Mr. Davis $3,000; Mr. Allen $2,475; Mr. Campanelli $3,000; Ms. Fohrman $3,000; Mr. Lawler $3,000; Mr. Pyzdrowski $3,000; and Mr. Stoklosa $2,590.

Company Information

As of December 31, 2003, the named executives’ holdings of shares of restricted common stock were valued as follows:

Detail Table 1: Restricted Common Stock

Name	Shares of Restricted Common Stock		Value ($)
William L. Davis	188,101	(1)	5,646,792
Michael B. Allen	0	(2)	0
John C. Campanelli	22,300		669,446
Monica M. Fohrman	10,000		300,200
Joseph C. Lawler	35,000		1,050,700
Robert S. Pyzdrowski	25,700		771,514
Gregory A. Stoklosa	15,000		450,300

[1]	Includes 115,385 stock units awarded pursuant to Mr. Davis’ 2001 employment agreement and an additional 9,781 stock units added to his account as payment of dividends pursuant to the terms of his 2001 employment agreement.

[2]	In connection with the termination of Mr. Allen’s employment, 17,800 shares of his RR Donnelley restricted common stock, having a value of $534,356, were cancelled as of December 31, 2003.

Both the shares of restricted common stock and the stock units pay dividends at the same rate and time as company common stock. Dividends payable on stock units are converted into additional stock units. Restricted stock granted prior to 2000 generally vests on the fifth anniversary of the date it was granted. Restricted stock granted since 2000 generally vests in equal proportions over three years. Stock units vest and are payable as provided in Mr. Davis’ 2001 employment agreement.

The following table details options to purchase common stock that were granted in 2003 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 2003

Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in 2003	Exercise Price ($)	Expiration Date	Grant Date Present Value ($)(2)
William L. Davis	393,750		12.06	18.8000	3/25/2013	2,331,000
Michael B. Allen	30,000	(3)	0.92	18.8000	3/25/2013	177,600
John C. Campanelli	34,000		1.04	18.8000	3/25/2013	201,280
	28,000		0.86	26.7000	7/6/2013	161,560
Monica M. Fohrman	43,000		1.32	18.8000	3/25/2013	254,560
Joseph C. Lawler	43,000		1.32	18.8000	3/25/2013	254,560
Robert S. Pyzdrowski	31,000		0.95	18.8000	3/25/2013	183,520
Gregory A. Stoklosa	60,000		1.84	18.8000	3/25/2013	355,200

[1]	Options become exercisable over a four-year period starting on the grant date, at the rate of 20% a year, with the final 40% exercisable at the end of the fourth year. This schedule may be accelerated upon death, disability or a change in control.

[2]	Grant date present value reflects a reduced value attributable to potential forfeiture due to vesting requirements or shortened exercise period following employment termination.

[3]	In connection with the termination of Mr. Allen’s employment, the 30,000 options granted to Mr. Allen in 2003 were cancelled as of December 31, 2003.

Company Information

The company uses the Black-Scholes option pricing method to calculate the value of stock options as of the date of grant. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the figures below:

Detail Table 3: Estimated Grant Date Present Value of Options

Name	Grant Date	Expiration Date	Volatility Factor	Yield	Annual Dividend Rate	Risk-free Rate of Return
Options expiring 3/25/2013	3/26/2003	3/25/2013	28.53%	5.32%	$1.00	3.96%
Options expiring 7/6/2013	7/7/2003	7/6/2013	27.82%	3.75%	$1.00	3.74%

The following table reflects options exercised in 2003 and the value of options at December 31, 2003 held by the individuals named in the summary compensation table.

Detail Table 4: Options Exercised During 2003 and Year-End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 12/31/03 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/03 ($)(2) Exercisable/Unexercisable
William L. Davis	—	—	1,257,200/ 797,750	1,511,948/5,802,098
Michael B. Allen	25,800	544,220	87,800/ 81,600	22,155/ 0	(3)
John C. Campanelli	—	—	127,500/ 99,200	509,972/ 806,495
Monica M. Fohrman	—	—	129,100/ 94,600	698,485/ 943,053
Joseph C. Lawler	—	—	169,400/ 106,600	690,892/ 943,055
Robert S. Pyzdrowski	—	—	156,800/ 68,200	521,031/ 332,057
Gregory A. Stoklosa	—	—	158,600/ 132,000	832,694/ 550,065

[1]	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the average of the high and the low prices reported in the New York Stock Exchange Composite Transactions report.

[2]	Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 2003. Fair market value is the average of the high and low prices reported in the New York Stock Exchange Composite Transactions report.

[3]	In connection with the termination of Mr. Allen’s employment, all of his options that were not exercisable were cancelled as of December 31, 2003.

Company Information

The following table reflects the long-term incentive awards, designated in units of company common stock, granted to Mr. Davis and the other individuals named in the summary compensation table in 2003:

Detail Table 5: Long-Term Incentive Awards in 2003

Name	Number of Units (#)	Performance or Other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold (Units)(1)	Target (Units)	Maximum (Units)
William L. Davis	75,540	3 years	75,540	151,080	302,160
Michael B. Allen(2)	13,678	3 years	13,678	27,356	54,712
John C. Campanelli	19,649	3 years	19,649	39,298	78,596
Monica M. Fohrman	13,221	3 years	13,221	26,442	52,884
Joseph C. Lawler	13,221	3 years	13,221	26,442	52,884
Robert S. Pyzdrowski	9,649	3 years	9,649	19,298	38,596
Gregory A. Stoklosa	17,746	3 years	17,746	35,492	70,984

[1]	Long-term incentive award units are based on the company’s performance as measured by relative total shareholder returns (RTSR) over a three-year period. RTSR objectives measure the company’s stock price appreciation plus dividend yield for the forty-day trading period immediately prior to the beginning of the period covered by the award against the last forty-day trading period during the three-year period, relative to the performance of the S&P 500 for those same measurement times. Threshold amounts will be paid provided that RR Donnelley’s RTSR at the end of the performance period equals the 50th percentile of the S&P 500.

[2]	In connection with the termination of Mr. Allen’s employment, the entire long-term incentive award made to Mr. Allen in 2003 has been cancelled.

Unless otherwise determined by the Human Resources Committee, upon death, disability or retirement, the company will distribute an amount equal to the LTIP award which would have been earned during the performance period in which the death, disability or retirement occurred, pro rated through the date of death, disability or retirement. The award will be forfeited in the event of any termination of employment other than due to death, disability or retirement. In the event of a change in control of the company, the highest level of achievement will be deemed to be met and the award will be fully and immediately vested.

Company Information

Retirement Benefits

Under the company’s Retirement Benefit Plan and Unfunded Supplemental Benefit Plan (which we collectively refer to in this document as the Retirement Plans), each year employees accrue retirement benefits equal to 1.5% of compensation up to the social security wage base average for the preceding 35-year period, plus 2% of remaining compensation. Compensation covered by the Retirement Plans generally includes salary and annual cash bonus awards.

The U.S. government places limitations on pensions that can be paid under federal income tax qualified plans. Pension amounts that exceed such limitations as well as benefits accrued under the executive arrangement discussed under Executive Agreements are paid under the Unfunded Supplemental Benefit Plan.

New participants in the Retirement Plans will participate in a cash balance plan. Under the traditional plan, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor. Under the cash balance plan, a participant may elect to receive a lump sum amount.

Except as otherwise noted, the following table shows estimates of the annual benefits payable to the individuals named in the summary compensation table upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 2003 and additional annual benefits they may earn in the future, assuming they continue in the company’s employ to age 65 at current base pay plus incentives.

Detail Table 1: Retirement Benefits

Name	Benefits Accrued through 12/31/03 ($)	Estimated Benefits 1/1/2004 through Age 65 ($)	Estimated Total Benefits ($)
William L. Davis	1,161,838	34,286	1,196,124	(1)
Michael B. Allen	103,023	0	103,023	(2)
John C. Campanelli	97,275	224,325	321,600
Monica M. Fohrman	97,736	101,806	199,592
Joseph C. Lawler	83,716	142,410	226,126
Robert S. Pyzdrowski	136,045	151,626	287,671
Gregory A. Stoklosa	59,165	192,535	251,700

[1]	Mr. Davis’ pension benefits are governed by his 2001 employment agreement.

[2]	Mr. Allen terminated his employment with RR Donnelley on December 31, 2003. Under the terms of the company’s Retirement Benefit Plan, the actual benefits Mr. Allen will receive depend upon the date on which he elects to begin to receive benefits. However, no additional benefits accrue to Mr. Allen after December 31, 2003.

Company Information

Report on Compensation

Committee Approach to Compensation Evaluation

The Human Resources Committee determines the annual salary, short term and long term cash and stock incentive compensation, and other compensation of executive officers.

Historically, the committee considers the following factors in setting compensation:

•	Company performance, both separately and compared to other companies.

•	The individual performance of each executive officer.

•	A number of comparative compensation surveys.

•	The overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent.

•	The recommendations of professional compensation consultants and management.

Because the committee believes that the company’s competitors for executive talent are more varied than the peer group chosen for comparing stockholder return in the performance graph, the committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation. These companies include printing and publishing, as well as other companies similar in revenue size to the company, and include 11 of the companies in the peer group used in the performance graph.

Executive Officers Generally

Generally, total compensation for executive officers has been targeted between the 50th and 75th percentile of the market. The committee determines the individual elements of the total compensation package based on the desired mix of salary and at-risk components in both short and long term compensation.

As described below, approximately 40% to 50% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation is linked to company performance. The entire value of long term incentive compensation is linked to company performance.

Salary: The committee annually reviews the base salary of each executive officer. In 2003, base salary increases were made to reflect competitive market trends and individual performance.

Short and Long Term Incentive Compensation: The company maintains both a Management Annual Incentive Plan (the “Annual Plan”) and a long term incentive award program (the “Long Term Awards”), designed to encourage and reward sustained value creation together with achievement of annual objectives and employee retention.

The Annual Plan for 2003 was designed to assure that stockholders are receiving a return on their investment before management begins to share in this return. Bonus payouts are tied to achievement of both earnings per share (EPS) targets for the company and Economic Value Added (EVA®) improvement targets for the company as a whole and where relevant, for individual business units. The amount of any payout is based upon these measures as well as achievement of objectives established annually under the company’s Strategic Inclusion Plans (which set measurable goals in recruitment and retention of a diverse workforce), achievement of individual objectives and the participant’s overall performance rating. The actual award a participant in the Annual Plan may earn ranges from zero to above two times the targeted award, based upon the performance of the company and of the individual. The committee may adjust awards if it believes the circumstances justify either an increase or decrease.

In 2003, the company’s performance exceeded the threshold for bonus payouts, and certain business units also met or exceeded their threshold targets.

The Long Term Awards granted to executives are based on the company’s performance as measured by relative total shareholder return (“RTSR”) over a three year period. RTSR objectives measure stock price appreciation plus dividend yield relative to the performance of the S&P 500. It is intended that Long Term Awards be made every two years. Long Term Awards made in 2001 were to be paid out based upon changes in RTSR as measured on the

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average closing price of the company’s stock on the New York Stock Exchange (“NYSE”) over the last forty trading days in 2000 against the same measurement period in 2003. The committee retains discretion to reduce the amount of the Long Term Awards, and for those made in 2001, it elected to measure the change in RTSR from the beginning of the measurement period against the last forty trading days ending November 7, 2003, the last trading date immediately preceding the announcement of the proposed combination of the company with Moore Wallace. The committee made awards in 2003 which will be paid based on the company RTSR relative to the performance of the S&P 500 as measured on the average closing price of the company’s stock on the NYSE over the last forty trading days of 2005 against the same measurement period in 2002. Long Term Awards are designated in stock units and may be paid, at the discretion of the committee, in stock, cash or a combination of stock and cash. For Long Term Awards made in 2001, the committee elected to pay 50% of each award in stock and 50% in cash.

The committee reviews continually the incentive plan designs and the financial measures used, and their ability to promote sustained performance of the company’s strategies.

Discretionary Bonuses: The committee may pay discretionary bonuses to executive officers when circumstances warrant. No discretionary bonuses were paid to the named executive officers for 2003.

Stock Awards: Executive officers are granted stock options to align the interests of management more closely with those of stockholders by increasing stock ownership and tying a meaningful portion of compensation to the performance of the company’s stock. In addition, to emphasize the importance of stock ownership by management, the committee and management have implemented stock ownership guidelines for executive officers which require such officers to acquire and hold over time company stock having a market value relative to salary.

Generally, the committee makes restricted stock grants only on a selective basis for retention and recruiting requirements. In 2003, Messrs. Allen, Pyzdrowski and Stoklosa, and Ms. Fohrman received grants. Mr. Allen’s grant was cancelled in connection with termination of his employment.

Deductibility of Executive Compensation: Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

William L. Davis. Mr. Davis’ total compensation for 2003 was determined pursuant to the terms of his 2001 employment agreement with the company, as referred to in the “Executive Agreements” section on page 32. The components of Mr. Davis’ compensation under that agreement were established using substantially the same criteria used to determine compensation for other executive officers, discussed at the beginning of this report.

During 2003, the company announced that Mr. Davis would retire from the company upon the selection of his successor. For this reason, the committee did not consider increasing Mr. Davis’ base salary. Mr. Davis’ 1999 base salary of $900,000 was at the median for CEOs in the compensation surveys used by the committee when it was established, and has continued to be his base salary since established. His 2003 target annual cash compensation, which includes salary and bonus, is slightly below the median. Mr. Davis’ total compensation is near the 50th percentile of the market, and may be increased to the 75th percentile based on performance. Approximately 47% of Mr. Davis’ targeted annual cash compensation is linked to company performance through the objectives set forth in the Annual Plan. Based upon company performance in 2003, Mr. Davis received a bonus payout under the Annual Plan calculated in the same manner as those for other executives.

In addition, the entire value of Mr. Davis’ Long Term Awards made in 2001 and 2003, which have a

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threshold value calculated at 55% of salary, is linked to company performance through the RTSR measurement described in the Awards. Mr. Davis did receive a payout of the 2001 Long Term Award, calculated and paid on the same basis as payouts to other executives. Mr. Davis also received a Long Term Award during 2003 that, under the terms of the 2001 employment, will be calculated and paid on a pro rata basis to Mr. Davis in 2006.

The committee made a stock option grant to Mr. Davis during 2003 calculated in accordance with the terms of the 2001 employment agreement. In making this grant, the committee continued to align the interests of Mr. Davis with those of stockholders, tying a meaningful portion of his compensation to the performance of the company.

Mark A. Angelson. Mr. Angelson’s 2004 compensation was determined in connection with the negotiation of the combination agreement between the company and Moore Wallace. It was a condition to the consummation of the combination that Mr. Angelson be available to serve as chief executive officer of the combined company. In determining the compensation package for Mr. Angelson, the committee considered his current compensation at Moore Wallace, the recommendation of independent compensation consultants, and the compensation programs in place for other executives of the company. While Mr. Angelson’s total target compensation is higher than that targeted for Mr. Davis, the mix of salary and incentive components, and the targets established for payout of long-term compensation (as well as its denomination in stock units) align Mr. Angelson’s compensation to the creation and sustaining of shareholder value.

The Human Resources Committee*

Thomas S. Johnson, Chairman

Oliver R. Sockwell

Norman H. Wesley

Stephen M. Wolf

*	Effective February 27, 2004, Robert F. Cummings, Jr. and Lionel H. Schipper, C.M. replaced Oliver R. Sockwell and Stephen M. Wolf as members of the Human Resources Committee.

EVA is a registered mark of Stern Stewart & Co.

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Severance Pay

The company has adopted a severance pay program consisting of severance agreements between the company and the company’s executive officers named in the summary compensation table, certain other officers and key employees.

Under the severance agreements, an executive is entitled to specified payments and benefits if, after a change in control of the company, the executive is terminated by the company for reasons other than cause or if the executive leaves the company after a change in control because of any of the following conditions:

•	a decrease in responsibilities or compensation,

•	a job relocation that requires a change in residence or

•	a significant increase in travel.

These agreements do not apply to executives who are terminated for cause, retire, become disabled or die.

Severance benefits generally include:

•	a lump-sum payment of three times current salary and bonus,

•	cash payment in lieu of outstanding stock bonus awards under the company’s stock-based plans,

•	cash payment equal to the value of outstanding stock options,

•	cash payment equal to three years’ additional accrued benefits under the company’s Retirement Benefit Plan and

•	life, disability, accident and health insurance benefits for 24 months after termination.

If any of this compensation is subject to the federal excise tax on “excess parachute payments,” the company has also agreed to pay an additional amount to cover these taxes.

Executive Agreements

The Angelson Agreement

In connection with the consummation of the combination of the company with Moore Wallace on February 27, 2004, Mark A. Angelson became chief executive officer of the company. Under the terms of an employment agreement between the company and Mr. Angelson, Mr. Angelson will receive a minimum annual base salary of $1,000,000, subject to annual review by the human resources committee. During the term of his employment, Mr. Angelson will be eligible to receive an annual bonus with a minimum annual bonus for 2004 under the senior management annual incentive plan to be equal to at least twice his annual base salary (less any bonus amounts received by Mr. Angelson pursuant to any Moore Wallace bonus plan for any portion of 2004). After 2004, Mr. Angelson will have a target annual bonus of 150% of his base salary and a maximum annual bonus of 150% of his target bonus.

On February 27, 2004, Mr. Angelson was granted:

•	an option (the initial option) to purchase 1,000,000 shares of stock vesting in equal installments over four years;

•	310,000 stock units along with dividend equivalent rights (the initial restricted stock units) in respect of stock vesting in 70,000 unit installments on the first, second and third anniversary and in 50,000 unit installments on the fourth and fifth anniversary; and

•	300,000 performance units (the initial performance units) in respect of stock.

The number of shares of stock payable with respect to 50% of the initial performance units is tied to the achievement of cost savings targets set forth in the employment agreement. The number of shares of RR Donnelley common stock payable with respect to the other 50% of the initial performance units is tied to the achievement of normalized earnings per share targets set forth in the employment agreement. In each case, there is a minimum target that must be reached in order for Mr. Angelson to be entitled to receive any shares with respect to such initial

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performance units. Assuming that the minimum targets are achieved, Mr. Angelson will receive between one and three shares of stock for each initial performance unit, the precise number of shares to be determined by reference to the attainment, respectively, of the cost savings and normalized earnings per share targets set forth in the employment agreement.

The employment agreement provides certain relocation benefits and further provides that Mr. Angelson will receive the same welfare and fringe benefits that were made available during 2003 to his predecesor as chief executive officer of the company. Mr. Angelson will also be entitled to receive, if he retires after completing at least five full years of continuous service, a retirement benefit to be paid to him annually during his lifetime commencing at age 60 (or, if later, at the date of termination of employment) equal to 25% of the average of the sums of his annual base salary plus annual bonus paid in the two calendar years out of the last five calendar years ended prior to the date of his retirement in which the sums of those items of compensation is the highest. The retirement benefit increases at a rate of 2% for each additional year of service beyond five years and is reduced by any amounts Mr. Angelson receives under the company’s retirement benefit plans. The retirement benefit will also be subject to actuarial reduction for commencement prior to age 62.5. If Mr. Angelson becomes entitled to this retirement benefit, he will also be entitled to receive the same medical benefits he would have received had he continued as the CEO until he turns 65 or until he becomes eligible under another employer’s medical benefit plan, if earlier.

If the employment agreement is terminated by the company without “cause” or by Mr. Angelson for “good reason,” Mr. Angelson will be entitled to receive, among other things:

•	a lump sum cash payment equal to the sum of

•	two times the sum of (i) his annual base salary and (ii) the greater of his target annual bonus and actual annual bonus for the year immediately preceding his termination;

•	his target bonus for the year of termination prorated for the amount of service during the year of termination; and

•	his annual base salary and other obligations that are accrued and owing through the date of his termination;

•	continuation of participation in the company’s welfare benefit plans for two years; and

•	if either such termination occurs prior to the fifth anniversary of the employment date, an annual retirement benefit, commencing at age 60, in an amount equal to 25% of his annual base salary and target bonus in effect on the date of his termination. Such benefit will be subject to reduction for commencement prior to age 62.5.

In addition, upon either such termination: (i) all outstanding options will vest and become exercisable for a period of three years, or, if less, the remainder of their original terms on the date of termination, (ii) the initial restricted stock units will vest, (iii) the measurement date for purposes of calculating the payout under those initial performance units that are linked to cost savings will be the date of termination and (iv) the initial performance units that are linked to normalized earnings per share targets will vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Angelson’s employment not been terminated. The employment agreement also contains standard non-competition and non-solicitation covenants that survive during the term of the employment agreement and for a period of two years thereafter.

The employment agreement also provides for enhanced protections after a “change in control.” If Mr. Angelson’s employment is terminated by the company without “cause” or by Mr. Angelson for “good reason” within two years after a change in control, Mr. Angelson will be entitled to receive the same severance benefits listed above, except that the lump sum payment will be three times the sum of base salary and bonus (instead of two times) and the continuation of welfare benefits will be for three years (instead of two years) following termination of employment. In addition, upon a change in control (i) all outstanding options (including the

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initial option) and restricted stock units (including the initial restricted stock units) will vest in full and (ii) all performance units (including the initial performance units) will vest and become payable with respect to the number of shares of common stock that would vest at target performance or, if greater, based upon actual performance through the date of the change in control. The initial options and all subsequent options will remain exercisable for a period of five years (or, if less, the remainder of their original term) following such termination of employment. The company is also obligated to make a gross-up payment to Mr. Angelson if he is subject to an excise tax under Section 4999 of the Code.

If Mr. Angelson retires after attaining age 60 and completing at least 5 years of service, he will also be entitled to additional vesting of his equity grants and he will be deemed to satisfy age and service requirements under any employee benefit plan, program or arrangement.

If Mr. Angelson’s employment terminates due to his death or disability, he (or his beneficiaries) will be entitled to a prorated bonus, additional vesting of his equity grants, additional medical benefits, and, in the case of disability, 60% of his base salary (minus disability benefits provided by the company) until the end of the month when he becomes age 65, his retirement benefit and continued accrual of credited service for the purposes of the retirement benefit. Mr. Angelson will also be deemed to satisfy age and service requirements under any employee benefit plan, program or arrangement.

The Davis Agreement

On March 18, 1997, William L. Davis joined the company as chief executive officer and entered into an employment agreement with the company with an initial term ending on March 31, 2002. On November 30, 2001, the company and Mr. Davis entered into a new employment agreement, replacing the 1997 agreement. On July 28, 2003, the company announced that Mr. Davis had elected to retire from the company upon the election of his successor. On February 27, 2004, in connection with the consummation of the combination of the company with Moore Wallace and the election of Mr. Angelson to the position of chief executive officer, Mr. Davis retired from the board and from his position as chairman, president and chief executive officer of the company. In connection with his retirement, Mr. Davis and the company entered into a Consulting and Release Agreement dated as of February 26, 2004. Under the Consulting and Release Agreement, Mr. Davis has agreed to be available to the company for consulting services during the rest of 2004, reaffirmed the obligations of confidentiality and non-competition described in his 2001 employment agreement, and granted in favor of the company a full release of any claims he might have against the company except for any claims relating to benefits under plans available to Mr. Davis as a result of his retirement. The agreement provides that in addition to the rights and benefits granted to Mr. Davis in the 2001 employment agreement and the awards and grants made to him under both the 1997 and 2001 employment agreements, the company will pay him $2.1 million in exchange for the release of claims and consulting services to be provided.

In January 2003, Mr. Davis received a Long Term Award, that under the terms of the Consulting and Release Agreement, will be paid on a pro rata basis through his retirement date only in the event the board determines to make a payment to all active executives under such Long Term Award.

In the 2001 agreement, Mr. Davis was awarded 115,385 stock units, the last installment of which will vest in March, 2004 and all of which will be payable in stock on March 30, 2004.

The 2001 agreement required the company to grant annually to Mr. Davis a non-qualified stock option to purchase shares of company common stock determined as a percentage of his base salary, vesting over a four-year period. Vesting of these options, as well as options granted to Mr. Davis under the terms of his 1997 employment agreement, accelerated as a result of Mr. Davis’ retirement. In connection with his retirement and pursuant to the terms of his 2001 agreement, Mr. Davis will receive approximately $7.9 million in a lump sum payment on November 1, 2004. Mr. Davis will also receive approximately $1.5 million in a lump sum payment no earlier than April 1, 2004 in satisfaction of benefits accrued under the

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Unfunded Supplement Benefit Plan and will be entitled to benefits accrued under the company’s Retirement Benefit Plan.

Under the terms of a restricted stock award granted pursuant to the 1997 employment agreement, Mr. Davis will vest in a restricted stock grant of 62,935 shares on October 1, 2004.

The Allen Agreement

In connection with the termination of his employment, Michael B. Allen was entitled to receive the standard payments and benefits provided to officers who are workforce reduced from the company. In addition, the company agreed to reimburse Mr. Allen for up to $20,000 in legal fees incurred by him in consulting an attorney surrounding the terms and conditions of his termination of employment.

The Lawler Agreement

In connection with the hiring of Joseph C. Lawler in October 1995, the company granted Mr. Lawler an advance in the amount of $200,000 against his anticipated payout under a long-term incentive program in which he participated. Because the company failed to meet the threshold for any payout under the program, the company agreed to convert the advance to Mr. Lawler into an interest-bearing loan due February 15, 2001. During 2001, the company agreed to extend the repayment date of the loan until March 1, 2004. Interest on the original loan amount accrues at the five-year Treasury bill rate, and beginning on January 1, 2002, interest is payable annually until the loan is repaid.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the common stock of the company, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the company, or written representations from the reporting persons that no Form 5 was required, the company believes that during 2003 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with; except that (i) one report on Form 4 relating to the receipt of a dividend paid on the directors’ phantom stock which was paid in additional shares of phantom stock was filed late for each director, (ii) one report on Form 4 relating to the rescission of shares erroneously granted in lieu of fees was filed late for Mr. Brown and Mr. Thomas, and (iii) one report on Form 4 relating to the acquisition of shares was filed late for Mr. Wesley.

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Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2003. The committee has discussed with the company’s independent auditors, which are responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the company’s financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and the company. In considering the independence of the company’s independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee*

Bide L. Thomas, Chairman

Gregory Q. Brown

Judith H. Hamilton

*	Effective February 27, 2004, Joan D. Manley and John C. Pope (Chairman) became members of the Audit Committee (replacing Judith H. Hamilton).

The Company’s Independent Public Accountants

Change in Auditors

On April 29, 2002, the board, upon recommendation of the Audit Committee, determined to dismiss the company’s independent auditors, Arthur Andersen LLP, and to engage the services of Deloitte & Touche LLP as its new independent auditors. The change in auditors became effective on May 15, 2002 following completion by Arthur Andersen of its review of the company’s financial statements for the fiscal quarter ended March 31, 2002, which were issued on May 15, 2002 in conjunction with the filing of the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002. Deloitte & Touche audited the financial statements of the company for the fiscal year ended December 31, 2002.

During the fiscal years of the company ended December 31, 2001 and 2000, and the subsequent interim period through April 29, 2002, there were no disagreements between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports on the company’s financial statements for such periods.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of the company ended December 31, 2001 and 2000 or within the interim period through April 29, 2002.

The audit reports of Arthur Andersen on the consolidated financial statements of the company as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The company provided Arthur Andersen with a copy of the foregoing disclosures and a letter from Arthur Andersen confirming its agreement with

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these disclosures was filed as an exhibit to the company’s current report on Form 8-K, filed with the SEC on May 1, 2002.

During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through April 29, 2002, the company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has selected Deloitte & Touche as independent accountant for the company in 2004.

Representatives of Deloitte & Touche LLP are expected to attend the 2004 Annual Meeting, where they may make a statement and will be available to respond to questions.

Fees

Audit Fees – Deloitte & Touche LLP (Deloitte) was the company’s principal accountant for the years ended December 31, 2003 and 2002. Total fees paid to Deloitte for audit services rendered during 2003 and 2002 were $1,469,855 and $1,249,371, respectively.

Arthur Andersen LLP (Andersen) was the company’s principal accountant prior to May 15, 2002. Total fees paid to Andersen for audit services rendered during 2003 and 2002 were $0 and $80,000, respectively.

Total fees incurred by the company for audit services rendered by Deloitte and Andersen during 2003 and 2002 were $1,469,855 and $1,329,371, respectively.

Audit-Related Fees – Total fees paid to Deloitte for audit-related services rendered during 2003 and 2002 were $885,358 and $140,806, respectively, related primarily to due diligence for potential acquisitions and accounting consultation.

Total fees paid to Andersen for audit-related services rendered during 2003 and 2002 were $0 and $105,353, respectively, related primarily to accounting consultation and agreed-upon procedures.

Total fees incurred by the company for audit-related services rendered by Deloitte and Andersen during 2003 and 2002 were $885,358 and $246,159, respectively.

Tax Fees – Total fees paid to Deloitte for tax services rendered during 2003 and 2002 were $269,858 and $548,686, respectively, related primarily to international and domestic tax consultation, expatriate services and other consulting services.

Total fees paid to Andersen for tax services rendered during 2003 and 2002 were $0 and $461,601, respectively, related primarily to international tax consultation, expatriate services and other consulting services.

Total fees incurred by the company for tax services rendered by Deloitte and Andersen during 2003 and 2002 were $269,858 and $1,010,287, respectively.

All Other Fees – Total fees paid to Deloitte for all other services rendered during 2003 and 2002 were $349,026 and $306,912, respectively, primarily related to business review of controls surrounding systems implementation, and other professional services.

Total fees paid to Andersen for all other services rendered during 2003 and 2002 were $0 and $187,000, respectively, primarily related to the outsourcing of services and other professional services.

Total fees incurred by the company for all other services rendered by Deloitte and Andersen during 2003 and 2002 were $349,026 and $493,912, respectively.

Audit Committee Pre-Approval Policy – Under policies and procedures adopted by the audit committee of the company’s Board of Directors, the company’s principal accountant may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the company’s principal accountant be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the company while not impairing its independence. The audit committee or its chairman of the audit committee must pre-approve the engagement of the company’s principal accountant to provide both audit and permissible non-audit services. If the chairman pre-approves any engagement, he is to make a report to the full audit committee at its next meeting. 100% of all services provided by the

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company’s principal accountant in 2003 were pre-approved by the audit committee or its chairman.

Submitting Stockholder Proposals and Nominations for 2005 Annual Meeting

Any proposals that stockholders wish to present at the 2005 Annual Meeting must be received by October 22, 2004 in order to be considered for inclusion in the company’s proxy materials. The 2005 Annual Meeting is currently scheduled to be held on March 24, 2005. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal at the 2005 Annual Meeting, is required to give appropriate written notice to the secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are required to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

Discretionary Voting of Proxies on Other Matters

The company’s management does not currently intend to bring any proposals to the 2004 Annual Meeting other than the election of five directors and does not expect any stockholder proposals other than those described here. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Theodore J. Theophilos, Secretary

Chicago, Illinois, March 12, 2004

R. R. DONNELLEY & SONS COMPANY

Audit Committee Charter

(as adopted November 21, 2002 and amended January 22, 2004)

I.	Composition of the Audit Committee

The Audit Committee shall be comprised of at least three directors appointed by the Board of Directors, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. In addition, each director and the committee as a whole shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc. and the U.S. Securities and Exchange Commission, as such requirements are interpreted by the Board of Directors in its business judgment.

II.	Purposes of the Audit Committee

A. The purposes of the Audit Committee are:

•	Oversight of the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures;

•	Oversight of the Company’s financial statements and the independent audit;

•	To select, compensate, evaluate and, where deemed appropriate, replace the independent auditors; and

•	To evaluate the independence of the independent auditors.

B. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and all such members are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

C. The independent auditors for the Company are ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate and, where appropriate, replace the independent auditors.

D. The independent auditors shall submit to the Audit Committee annually a formal written statement delineating all relationships between the independent auditors and the Company (“Statement as to Independence”), addressing at least the matters set forth in Independence Standards Board No. 1.

III.	Meetings of the Audit Committee

In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately following each meeting with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV.	Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the following duties and powers:

A. With respect to the independent auditor, (1) To select, compensate, evaluate, and where appropriate replace the independent auditors; (2) To ensure partner rotation as required by law; (3) To pre-approve the engagement of the independent auditors to provide any non-audit services consistent with the limitations on such services prescribed by law (with the power to delegate the authority to pre-approve any engagement to the Chair of the Audit Committee); (4) To review the fees charged by the independent auditors for audit and non-audit services; (5) To ensure that the independent auditors prepare and deliver annually a Statement as to Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s independent auditors and to take appropriate action in response to this Statement to satisfy itself of the independent auditors’ independence; and (6) To instruct the independent auditors that the independent auditors are accountable to the Audit Committee;

B. With respect to the internal auditing department, (1) To review the appointment and replacement of the director of the internal auditing department; (2) To advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s response thereto; and (3) To determine the policies for hiring within the Company’s internal auditing department any former employee of the Company’s independent audit firm;

C. With respect to financial reporting principles and policies and internal audit controls and procedures, (1) To advise management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices; (2) To consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to: (a) deficiencies noted in the audit in the design or operation of internal controls; (b) consideration of fraud in a financial statement audit; (c) detection of illegal acts; (d) the independent auditor’s responsibility under generally accepted auditing standards; (e) significant accounting policies; (f) management judgments and accounting estimates; (g) adjustments arising from the audit; (h) the responsibility of the independent auditor for other information in documents containing audited financial statements; (i) disagreements with management; (j) consultation by management with other accountants; (k) major issues discussed with management prior to retention of the independent auditor; (l) difficulties encountered with management in performing the audit; (m) the independent auditor’s judgments about the quality of the entity’s accounting principles; and (n) reviews of interim financial information conducted by the independent auditor; (3) To meet with management, the director of the internal auditing department and/or the independent auditors: (a) to discuss the scope of the annual audit; (b) to discuss the audited financial statements; (c) to discuss any significant matters arising from any audit or report or communication referred to in items B 2. or C 2. above, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements; (d) to review the form of opinion the independent auditors propose to render on the consolidated financial statements to the Board of Directors and shareholders; (e) to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditors, the internal auditing department or management; and (f) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks. (4) To obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; (5) To discuss with the Company’s General Counsel any significant legal matters that may have a material effect on the finacial statements, the Company’s compliance policies, including material notices to or inquiries received from governmental agencies; and (6) To review and discuss with Management risk management practices required for or implemented by the businesses, including risk management practices and plans in the event of the failure of information technology systems;

D. With respect to reporting and recommendations, (1) to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statements; (2) to review and discuss with management and the independent auditors the Company’s disclosures made in “Management’s Discussion and Analysis” prior to any filing of such statements with the Securities and Exchange Commission; (3) to review the contents of press releases reflecting financial information and earnings guidance, and the disclosures to be included in any conference call with analysts or the public relating to earnings; (4) to review disclosures made by the principal executive officer and the principal financial officer in conjunction with their obligations to certify reports pursuant to the Sarbanes-Oxley Act of 2002; and (5) to establish procedures to receive and address complaints from employees regarding accounting, internal controls and audit matters;

E. With respect to the Audit Committee, (1) to review this Charter at least annually and recommend any changes to the Board of Directors; (2) to maintain minutes and records of, and report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and (3) to review annually the performance of the Audit Committee.

V.	Resources and Authority of the Audit Committee:

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

Admission Ticket

R.R. DONNELLEY & SONS COMPANY

Annual Meeting of Shareholders

Wednesday, April 14, 2004 at 11:00 a.m. (local time)

Westin O’Hare

6100 River Road

Rosemont, Illinois

This ticket admits the named shareholder(s) and one guest.

Photocopies will not be accepted. You may be asked for identification at the time of admission.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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P R O X Y	R.R. Donnelley & Sons Company Chicago, Illinois	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 14, 2004.

The undersigned hereby appoints James R. Sulat and Theodore J. Theophilos, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on April 14, 2004, at eleven o’clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposal may be indicated on the reverse. Nominees for Directors are: (01) Mark A. Angelson, (02) Robert F. Cummings, Jr. (03), Alfred C. Eckert III, (04) Oliver R. Sockwell and (05) Stephen M. Wolf

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of R.R. Donnelley employees in the R.R. Donnelley Stock Funds, the Tax Credit Stock Ownership Plan (“TRASOP”) and the Employee Monthly Investment Plan (“EMIP”).

Comments ______________________________________________________________________________________________

________________________________________________________________________________________________________

(If you have written in the above space, please mark the “Comments” box on the reverse of this card.)

R.R. Donnelley & Sons Company

c/o EquiServe Trust Company, N.A.

P.O. Box 8250

Edison NJ 08818-8250

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed

24 hours a day, seven days a week until midnight the night before the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC]	OR	Vote-by-Telephone [GRAPHIC]

Log on to the Internet and go to http://www.eproxyvote.com/rrd		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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7827

☒	Please mark
votes as in
this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and AGAINST Proposals 2 and 3.

The Board of Directors recommends a vote FOR the election of Directors.	The Board of Directors recommends a vote AGAINST Proposals 2 and 3.

FOR WITHHELD 1. Election of Directors ☐ ☐ (see reverse side) ☐ _________________________________ For all nominees except as noted above	2. Stockholder proposal regarding the sale of the company. 3. Stockholder proposal regarding the establishment of a policy of expensing costs of options.	FOR AGAINST ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CHANGE OF ADDRESS/ COMMENTS ON REVERSE SIDE	☐
WILL ATTEND MEETING	☐

Signature:                                                           Date:                      Signature:                                                           Date:

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.